For immediate release

MILLER ENERGY RESOURCES SUCCESSFULLY BRINGS RU-2 SIDETRACK WELL ONLINE

RU-2A, IP Rate of 1,281 BOPD
ANCHORAGE, AK - (June 24, 2013) RU-2 Oil Well Sidetrack - Update: Miller Energy Resources, Inc. (“Miller Energy” or the “Company”) (NYSE: MILL) and its wholly owned Alaskan operating subsidiary, Cook Inlet Energy, today announced that their RU-2 Sidetrack (RU-2A) well has been completed and was successfully brought online on June 20th, 2013. After clearing the well of drilling fluids from the sidetrack, a subsequent well test showed an initial daily production rate (IP) of 1,281 barrels of oil per day (bopd) and a water cut of 19%. RU-2A is one of five planned sidetracks and over thirteen new wells on the Company's Osprey platform.
The original RU-2 well, drilled by a previous operator, produced approximately 500,000 barrels before it suffered casing damage caused by a poor completion design. After assessing the deficiencies that resulted in the sub-optimal production and eventual catastrophic well failure, Miller re-engineered the drilling and completion to achieve optimal oil recovery on re-entry. RU-2A was sidetracked from the original RU-2 well starting at a depth of approximately 8,500 feet and drilled to a measured depth of 15,265 feet. The completed well has a new bottom hole located 46 feet higher on structure than the original RU-2 well.
“This is a tremendous milestone for Miller,” said Scott M. Boruff, the Company's CEO. “We have successfully completed RU-2A and brought it to production. By doing so, we've once again been able to execute on our long-term strategic drilling plans and enhance our recoverable reserves. We have completed work-overs on several wells on the Osprey Platform, and this latest success with the RU-2A sidetrack further highlights both the tools and talent that we utilize in our operations and the great potential in the Redoubt Shoal Field, our single largest reserve base.”
A third party reserve report shows approximately 950,000 barrels of remaining recoverable oil reserves and $58 million in PV-10 value from the RU-2A well. Based on the IP figures, well log indications, increased bottom hole flowing pressure, and favorable up dip location, the Company expects these estimates will dramatically increase.
About Miller Energy Resources
Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's Appalachian Basin including the Mississippian Lime and Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The company's common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the potential for Miller Energy to experience additional operating losses; high debt costs under its existing senior credit facility; potential limitations imposed by debt covenants under its senior credit facility on its growth and ability to meet business objectives; the need to enhance management, systems, accounting, controls and reporting performance; uncertainties related to the filing of its Form 10-K for 2011; litigation risks; its ability to perform under the terms of its oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements; its ability to successfully acquire, integrate and exploit new productive assets in the future; its ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves; risks associated with the hedging of commodity prices; its dependence on third party transportation facilities; concentration risk in the market for the oil we produce in Alaska; the impact of natural disasters on its Cook Inlet Basin operations; adverse effects of the national and global economic downturns on our profitability; the imprecise nature of its reserve estimates; drilling risks; fluctuating oil and gas prices and the impact on results from operations; the need to discover or acquire new reserves in the future to avoid declines in production; differences between the present value of cash flows from proved reserves and the market value of those reserves; the existence within the industry of risks that may be uninsurable; constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level; the impact that future legislation could have on access to tax incentives currently enjoyed by Miller; that no dividends may be paid on its common stock for some time; cashless exercise provisions of outstanding warrants; market overhang related to restricted securities and outstanding options, and warrants; the impact of non-cash gains and losses from derivative accounting on future financial results; and risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources, Inc.'s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2012. Miller Energy Resources, Inc.'s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

Contact:

MZ Group
Derek Gradwell
SVP Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us